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VOTING PROXIES

    Shares of Common Stock represented by properly executed proxies received by the Company in time for the Meeting will be voted in accordance with the choices specified in the proxies. Unless contrary instructions are indicated on a proxy, the shares of Common Stock represented by such proxy will be voted "FOR" the election as directors of the nominees named in this Proxy Statement and will be voted "FOR" the approval of the Executive Officer Performance-Based Compensation Plan and "FOR" ratification of the selection of independent accountants. Abstentions and broker non-votes (proxies that do not indicate that brokers or nominees have received instructions from the beneficial owner of shares) will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulating the votes cast on proposals presented to shareowners, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.
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                                     [LOGO]

                             M.D.C. HOLDINGS, INC.
                     3600 SOUTH YOSEMITE STREET, SUITE 900
                             DENVER, COLORADO 80237

                                  June 6, 1994

To Our Shareowners:

    This letter supplements the proxy materials dated May 25, 1994 previously mailed to you.

    As a result of a printing error, four lines on the first page of the Proxy Statement were inadvertently deleted from the first paragraph of the section entitled "Voting Proxies." The corrected paragraph is reprinted on the enclosed sticker. This sticker should be attached to the bottom of the first un-numbered page of the Proxy Statement which follows the Letter to Shareowners and Notice of Meeting. The omitted material describes how abstentions and broker non-votes are counted. This information is required to be disclosed pursuant to rules promulgated by the Securities and Exchange Commission.

    For your information, the Company has engaged Georgeson & Company Inc. to assist in the solicitation of proxies from banks, brokers and other nominees. Georgeson will be paid $6,500 plus expenses.

    We are enclosing a second proxy card with this letter to be used to vote your shares. We once again encourage you to date, execute and timely return the proxy card if you have not done so already.

                                          Sincerely,
                                          Paris G. Reece III
                                          SECRETARY
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                                   IMPORTANT
                             M.D.C. HOLDINGS, INC.
                         ANNUAL MEETING OF SHAREOWNERS
                                 JUNE 24, 1994

Dear Shareowner:

We have previously sent to you proxy materials for the Annual Meeting of M.D.C. Holdings, Inc. Your shares of M.D.C. Holdings, Inc. are registered in the name of your broker as the holder of record.

               YOUR SHARES MAY NOT BE VOTED ON CERTAIN PROPOSALS
                   UNLESS YOU GIVE YOUR SPECIFIC INSTRUCTIONS

Please give your voting instructions by signing and returning the enclosed form of proxy. Your vote is important, regardless of the number of shares that you own.

                    A REPLY IS NECESSARY TO VOTE YOUR SHARES
                              PLEASE ACT PROMPTLY